Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Kos Pharmaceuticals, Inc. Constance Bienfait Executive Director Corporate Communications (954) 331-3760

KOS REPORTS IMPRESSIVE INCREASES IN REVENUE, EARNINGS AND CASH
AND RAISES FULL-YEAR GUIDANCE

Financial Highlights

•	Revenue increased 79% for the third quarter to a record $131.9 million
•	Net income increased 191% to $42.7 million for the third quarter
•	Third quarter EPS increased 154% to $0.94 per fully diluted share
•	Generated $53.3 million in cash from operations in the third quarter and $137.0 million for the nine-month period
•	Increasing 2004 full-year revenue and EPS expectations to at least $490 million and approximately $3.00 per fully diluted share, respectively

     MIAMI, FL, November 3, 2004 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for the third quarter and nine months ended September 30, 2004.

     For the third quarter of 2004, revenue increased 79% to a record $131.9 million, up from $73.5 million for the third quarter of 2003. The significant increase principally reflected robust revenue growth of Kos’ highly differentiated cholesterol products, Niaspan® and Advicor®, which raise HDL-C (“good” cholesterol), while also lowering LDL-C (“bad” cholesterol), and stronger than expected revenue from its recently purchased asthma product, Azmacort®. Revenue for the nine months ended September 30, 2004, increased 68% to $346.4 million, from $206.6 million in the comparable period in 2003.

     Net income for the third quarter of 2004 grew 191% to $42.7 million, or $0.94 per fully diluted share compared with net income and earnings per fully diluted share of $14.7 million and $0.37, respectively, in the comparable quarter in 2003. For the nine-month period in 2004, net income increased 132% to $89.3 million, or $1.97 per share, compared with $38.5 million, or $1.03 per share, in the first nine months of 2003. During the third quarter and nine-month period in 2004, the Company generated $53.3 million and $137.0 million in cash from operations, respectively. Since achieving the cash from operations break-even point two years ago, the Company has generated approximately $217.0 million in cash from operations. As of September 30, 2004, Kos had $197.8 million in cash and cash equivalents.

     Revenue for Niaspan grew 46% from the third quarter of 2003 and accounted for $82.4 million of revenue for the third quarter of 2004, while Advicor accounted for $27.9 million of revenue, a 63% increase from the third quarter of 2003. Azmacort sales were $21.6 million for the quarter, spurred by a recent return to growth in new prescriptions since Kos re-launched the product in August. Total prescriptions during the third quarter of 2004 for the combined Niaspan and Advicor franchise grew 21% from the comparable period in 2003, or 80% faster than the overall cholesterol market. For its cholesterol franchise of total prescriptions, Kos achieved a 3.33% market share of the entire lipid modifying market during the quarter.

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Kos Pharmaceuticals, Inc.	Page 2

     “We continue to deliver superb operating and financial results,” said Adrian Adams, President and Chief Executive Officer. “The exceptional top line results are being driven in large part by strong contributions from our two business development transactions, namely the recent Azmacort purchase and the Takeda co-promotion alliance. With the re-launch of Azmacort in the third quarter, we made significant progress toward arresting the decline in new prescriptions, well ahead of schedule. Moreover, the Takeda alliance continues to pay dividends with significant growth in new prescriptions emanating from a new and expanded universe of primary care physicians who are visited by Takeda sales representatives. Finally, our tremendous earnings momentum has resulted in generating almost $217 million in cash from operations, during the last nine quarters, putting us in a very strong position to make important investments in research and development, commercial operations and corporate development. Such investments should enable Kos to continue its excellent growth trajectory in the short and long-term.”

     In addition to the excellent financial results, the Company achieved several additional milestones during the third quarter, particularly in research and development. First, the Company announced results of its phase IIa inhaled insulin trial, in which Kos’ inhaled insulin preparation demonstrated promising safety and efficacy results in type 2 diabetic patients that were comparable to the market leading injectable insulin, Lantus®. The Company also won marketing approvals for Niaspan in certain countries outside the United States, including France, the second largest lipid-modifying market in Europe. Last, during the late-breaking session of the upcoming American Heart Association meeting in New Orleans on November 10, results from the ARBITER II human clinical trial are scheduled to be unveiled. The objective of the ARBITER II study was to compare the effects of Niaspan and statin combination therapy to statin monotherapy on heart disease progression as measured by plaque formation in the carotid artery.

     As a result of the Company’s strong financial performance, Kos expects to increase revenue in excess of 65% from 2003 to at least $490 million and to increase its earnings per share expectation for full year 2004 to approximately $3.00 per fully diluted share.

     Kos’ senior management will host a conference call today at 11:00 a.m. ET to discuss the Company’s quarterly results. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can participate via telephone by calling 913-981-4901, confirmation code 922663. A replay will also be available on the website at www.kospharm.com or by calling 719-457-0820 domestic or international, and entering 922663 from 2:00 PM ET today until 12:00 AM ET on Friday, November 5, 2004. You will find the financial information to be discussed during the conference call on Kos’ website in the Investor Relations section.

     Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders, and Azmacort for the treatment of asthma. Kos is developing additional products, has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration and is pursuing certain strategic business development and licensing opportunities.

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Kos Pharmaceuticals, Inc.	Page 3

     Certain statements in this press release, including statements regarding the Company’s ability to continue to grow sales of Niaspan, Advicor and Azmacort, ability to make important investments in research and development, commercial operations and corporate development, ability to continue its growth trajectory and develop additional products, ability to market products in Europe and elsewhere, the superior effectiveness of Niaspan and Advicor, the safety and efficacy of Kos’ inhaled insulin formulation in patients with type 2 diabetes, ability to succeed with additional important strategic business development opportunities, ability to progress the pipeline, increased expectations regarding revenue in future periods, increased expectations regarding earnings per share, and ability to continue to generate cash from operations are forward-looking and are subject to risks and uncertainties which may cause actual results to differ materially from those projected in a forward-looking statement. These risks and uncertainties include the Company’s ability to attract and retain sales professionals, the Company’s ability to grow revenue and control expenses, the Company’s ability to meet the conditions necessary to obtain funding under its funding arrangements, the protection afforded by the Company’s patents, the Company’s ability to build awareness for Niaspan, Advicor and Azmacort within the medical community, the continued success of the alliance with Takeda Pharmaceuticals North America, Inc., the continuing growth of the cardiovascular and respiratory markets, the Company’s ability to maintain its compliance with FDA regulations and standards without adversely affecting the Company’s manufacturing capability or ability to meet its production requirements or profit margins, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission, and in other reports filed with the SEC.

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Kos Pharmaceuticals, Inc. and Subsidiaries

SELECTED FINANCIAL INFORMATION

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2004		2003		2004		2003
	(unaudited)				(unaudited)
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
Revenues	$131,876		$73,506		$346,394		$206,632	(V)
Cost of Sales	9,561		5,144		26,502		13,854

	122,315		68,362		319,892		192,778

Operating Expenses:
Research and development	17,148		12,384		90,588	(II)	35,847
Selling, general and administrative	60,383		39,790		169,423	(III)	114,600

Total operating expenses	77,531		52,174		260,011		150,447

Income from Operations	44,784		16,188		59,881		42,331
Interest and Other (Income)/Expense	(119)		693		(4,395	)(III)	2,402
Provision for (Benefit from) Income Taxes	2,157		789		(25,018	)(IV)	1,417

Net Income	$42,746		$14,706		$89,294		$38,512

Net Income per Share:
Basic	$1.14		$0.68		$2.39		$1.82
Diluted	0.94	(I)	0.37	(I)	1.97	(I)	1.03	(I)

Shares Used in Computing Net Income per Share:
Basic	37,614		21,590		37,292		21,141
Diluted	45,667		41,775		45,728		39,903

	September 30,		December 31,
	2004		2003
	(unaudited)
Condensed Consolidated Balance Sheet
(in thousands)
Cash and Cash Equivalents	$197,782	(VI)	$259,958
Accounts Receivable, net	56,496		39,559
Deferred Tax Asset, current	31,404		—
Other Current Assets	24,883		16,529
Fixed Assets, net of depreciation	23,545		17,841
Deferred Tax Asset, non-current	13,199		—
Intangible Assets	153,740	(VII)	—
Other Assets	3,300		3,727

Total assets	$504,349		$337,614

Current Liabilities	$138,181		$67,987
Long-term debt	242		30,000
Shareholders’ Equity	365,926		239,627

Total liabilities and shareholders’ equity	$504,349		$337,614

Notes:

(I)	Calculation of fully diluted EPS reflects net income excluding $339,000 and $818,000 in interest expense for the quarters ended September 30, 2004 and 2003, respectively, and $945,000 and $2,533,000 for the nine months ended September 30, 2004 and 2003, respectively, associated with the Company’s convertible credit facilities.

(II)	Includes the effect of a one-time, $38 million in-process R&D write-off associated with the acquisition of the Azmacort product.

(III)	Icludes the effect of a $6 million settlement received from Andrx, of which $2 million was recorded as reimbursement of operating expenses and $4 million as other income.

(IV)	Includes a one-time, $15.8 million tax benefit associated with the reversal of the Company’s deferred tax asset valuation allowance, and a one-time, $14.4 million deferred tax benefit associated with the Azmacort acquisition.

(V)	Includes the effect of a one-time, $11 million revenue benefit resulting from a change in accounting estimate.

(VI)	Includes $17.8 million of cash pledged as collateral under the Company’s letters of credit facility.

(VII)	ncludes a preliminary estimate of intangible assets acquired through the Azmacorttransaction.

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